The  following  is  a  list  of  the  Intelligent   Decision   Systems,   Inc.'s
subsidiaries:

     1.  Digital Sciences, Inc.
            Digital Sciences, Inc. is a Delaware corporation that was incorporated on June 1, 1995 and does business under the name of Digital Sciences, Inc.

     2.  The Neptune Group, Inc.
            The Neptune Group, Inc. is a Michigan corporation that was incorporated on July 2, 1996 (after the Company's 6/30/96 fiscal year end) and does business under the name of The Neptune Group, Inc. and Neptune Technology Leasing Corp.